AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT is made as of the 6th day of October, 2016

B E T W E E N:

662073 ONTARIO LIMITED
(the "Vendor")
- and –

MOLD-MASTERS (2007) LIMITED

(the "Purchaser")

RECITALS
WHEREAS

a.
Terms used in this Agreement with their initial letters capitalized and not otherwise defined in the Articles set forth below in this Agreement shall have the respective meanings ascribed to them Schedule "A" to this Agreement ;

b.	The Vendor is the owner of the Properties;

c.	The Purchaser is the sole tenant of the Armstrong Property pursuant to the Armstrong Lease and the Todd Property pursuant to the Todd Lease;

d.
The Vendor desires to sell the Properties to the Purchaser and the Purchaser desires to purchase the Properties from the Vendor, subject to the terms, covenants and conditions set forth in this Agreement;

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
Article 1.

PURCHASE AND SALE

1.1	Purchase and Sale and Purchase Price

The Vendor will sell, transfer, assign, set over and convey the Properties and the Purchaser will purchase on an "as is where is" basis: (i) the Armstrong Property from the Vendor on the Closing for the purchase price of Nine Million Dollars ($9,000,000) (the "Armstrong Purchase Price"), subject to the adjustments in Section 4.4; and (ii) the Todd Property from the Vendor on the Closing for the purchase price of Five Million Two Hundred and Fifty Thousand Dollars ($5,250,000) (the "Todd Purchase Price"), subject to the adjustments in Section 4.4 (the Armstrong Purchase Price and the Todd Purchase Price being collectively referred to herein as the "Purchase Price").

1.2	Satisfaction of Purchase Price
The Purchase Price will be payable in the following manner:

(a)
within three (3) Business Days of the Acceptance Date, by payment by the Purchaser to the Vendor's Counsel by wire transfer the sum of Two Hundred and Fifty Thousand Dollars ($250,000.00) as a deposit (the "Deposit") to be held in trust by the Vendor's Counsel in an interest bearing account pending completion or other termination of this Agreement and to be credited on account of the Purchase Price on Closing; and

(b)	as to the balance of the Purchase Price, by wire transfer to the Vendor's Counsel, in trust for the Vendor, on Closing.

1.3	Treatment of Deposit

(a)
The Deposit will be held in trust by the Vendor's Counsel and invested in an interest bearing account or certificate of deposit with a Canadian chartered bank. Interest on the Deposit will be dealt with in the same manner as the Deposit. The Deposit will be applied to the Purchase Price on the Closing Date unless otherwise stated herein.

(b)
Vendor's Counsel assumes no obligation other than to hold the Deposit in accordance with the provisions of this Agreement and to pay the Deposit to the person becoming entitled thereto in accordance with the terms of this Agreement except in the event of a dispute between the parties, in which event Vendor's Counsel may, in its discretion, pay the monies in dispute into court. Vendor's Counsel may act in reliance upon any document, instrument or signature believed by it to be genuine, and may assume that any person purporting to give any notice or instruction in accordance with the provisions hereof has been fully authorized to do so.

(c)
This Agreement sets forth exclusively the duties of Vendor's Counsel with respect to any and all matters pertinent thereto. Vendor's Counsel shall not be bound to refer to, and shall not be bound by, the provisions of any other agreement other than the terms of this Agreement. Vendor's Counsel will not be liable for any action taken or not taken by it with respect to any matter relating to this Agreement, except for its own gross negligence and/or intentional fault. In the event that Vendor's Counsel shall be uncertain as to its duties or rights hereunder, or should it receive instructions, claims or demands from any of the parties hereto or from third persons with respect to the Deposit held hereunder which in its opinion are in conflict with any provisions of this Agreement, it shall be entitled to refrain from taking any action (other than to keep safely the Deposit held hereunder) until it shall be directed otherwise in writing by all the parties hereto, and said third persons, if any, or by final order or judgment of a court of competent jurisdiction.

(d)
Vendor's Counsel shall not be required to institute, defend, or intervene in any legal action to enforce the terms and conditions of this Agreement nor to take any other action until it has been indemnified to its satisfaction against all expenses and liabilities incurred and to be incurred by it.

(e)
If the transaction contemplated by this Agreement is not completed for any reason other than the sole default of the Purchaser, the Deposit, together with all interest accrued thereon, shall be returned to the Purchaser forthwith without deduction or set off. If the transaction contemplated by this Agreement is not completed solely as a result of the default of the Purchaser, the Vendor shall be entitled to retain the Deposit, together with all interest accrued thereon, as liquidated damages, the whole without any further recourse between the Vendor and the Purchaser. The Vendor's Counsel is hereby authorized and directed to pay the Deposit, together with all interest accrued thereon, in the manner contemplated by this Section 1.2

ARTICLE 2.
PURCHASER'S EXAMINATIONS

2.1	Access to Information

(a)
The Vendor shall deliver for inspection, to the Purchaser, within ten (10) days of the date of Acceptance Date, copies of the following information with respect to the Properties, all to the extent that it is in the possession of the Vendor and to the extent that the Purchaser does not have these:

(i)	any surveys of the Properties;

(ii)	any service contracts, agreements, permits, licenses and warranties respecting the Properties to which the Vendor is a party (collectively, the "Service Contracts");

(iii)	copies of any as-built drawings and any plans of the Buildings showing the dimensions thereof and the mechanical services incorporated therein; and

(iv)	a list of all chattels of any material value at the Properties to the extent that same are owned by the Vendor.

2.2	Title Examination
The Purchaser will be allowed until September 20th, 2016 to examine the title to the Properties at the Purchaser's expense. If, during that time, any valid objection to title (other than with respect to any of the Permitted Encumbrances) is made in writing to the Vendor which the Vendor is unable or unwilling to remove prior to the Closing Date and which the Purchaser will not waive, this Agreement will, notwithstanding any intermediate acts or negotiations in respect of such objections, be null and void, and the Deposit together with interest, if any, that has accrued thereon will be returned to the Purchaser without deduction. Save as to any valid objections so made and save as to any objections going to the root of title and any encumbrances arising after the Acceptance Date that are not attributable to the act or omission of the Tenant, the Purchaser will be conclusively deemed to have accepted the title of the Vendor to the Properties.
Except as may be otherwise specified herein, the Purchaser will not call for the production of any title deed, abstract of title, survey or other evidence of title other than such as may be in the Vendor's possession or control.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES

3.1	Vendor's Representations and Warranties
The Vendor represents and warrants to the Purchaser that:

(a)	no person other than the Purchaser has any right of first refusal or option to purchase the interest of the Vendor in the Properties, or any part thereof;

(b)	the Vendor is not a "non-resident" of Canada for the purposes of Section 116 of the Income Tax Act (Canada);

(c)	there are no leases entered into by the Vendor other than the Armstrong Lease and the Todd Lease with respect to the Properties;

(d)
to the knowledge of the Vendor, and as of the date of this Agreement, there are no actions, suits or proceedings pending or threatened against or affecting the Vendor at law or in equity or before any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or agencies relating to either of the Properties, or any of them, which have or would have any reasonable likelihood of success or, if successful, would materially adversely affect the value of either of the Properties;

(e)
to the knowledge of the Vendor, and as of the date of this Agreement, there is no default or breach of any Permitted Encumbrance and to the knowledge of the Vendor there exists no state of facts which after notice or passage of time, or both, would constitute such a default or breach;

(f)
to the knowledge of the Vendor, and as of the date of this Agreement, there are no expropriation or similar proceedings actual or threatened of which the Vendor has received notice against the Properties or any part thereof; and

(g)	no part of the Properties is or ever has been occupied, nor will it be occupied at Closing, by any officer, director or shareholder of the Vendor, as a family residence.

3.2	Purchaser's Representations and Warranties
The Purchaser represents and warrants to the Vendor that:

(a)
the Purchaser is a corporation established and existing under the laws of its jurisdiction and is qualified to purchase and own the Properties and the Purchaser has full power, authority and capacity to enter into this Agreement and carry out the transactions contemplated herein;

(b)
all necessary action on the part of the directors and if required, shareholders of the Purchaser, has been taken to authorize and approve the execution and delivery of this Agreement and the completion of the transaction contemplated herein;

(c)
no consent or approval of or registration, declaration or filing with, any Government Authority is required for the execution or delivery of this Agreement by the Purchaser, the validity or enforceability of this Agreement against the Purchaser, or the performance by the Purchaser of any of the Purchaser's obligations hereunder;

(d)
neither the Purchaser entering into this Agreement nor the performance by the Purchaser of the terms hereof will result in the breach of or constitute a default under any term or provision of any instrument, document or agreement to which the Purchaser is bound or subject;

(e)	the Purchaser is registered pursuant to the Excise Tax Act (Canada) for HST purposes and shall provide to the Vendor on or before the Closing Date the HST registration number of the Purchaser;

(f)
the Purchaser is (i) not an insolvent person within the meaning of the Bankruptcy and Insolvency Act Canada or the Winding-up and Restructuring Act (Canada), (ii) has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, (iii) has not had any petition for receiving order presented in respect of it, or (iv) has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution; and

(g)
there are no defaults including any Rent owing under the Leases by the Tenant including, without limitation, any default that would result in any damages or liability to the Landlord resulting from, inter alia, an insurance or environmental claim.

3.3	Survival of Covenants, Representations and Warranties
The covenants, representations and warranties of the Vendor and Purchaser contained in this Agreement and contained in any certificates or documents delivered pursuant to or in connection with this Agreement and the transactions contemplated hereby will not merge upon Closing or by delivery of any such certificate or document and will not be affected by any independent investigations or inquiries by the Purchaser, but will continue in full force and effect for a period of three (3) months after the Closing Date.

3.4	As-Is , Where-Is Purchase
Notwithstanding anything in this Agreement, the Purchaser acknowledges and agrees that the Properties are being sold, purchased and completed on an "as-is, where-is" as it shall exist on the Closing Date and at the entire risk of the Purchaser. The Purchaser expressly acknowledges that it is aware of the ongoing soil erosion issues with respect to the Armstrong Property. No representation, warranty or condition is expressed or can be implied as to title, encumbrance, description, fitness for purpose, the existence or non-existence of other substances which may be considered hazardous or toxic within the meaning of the Environmental Protection Act (Ontario) or any other applicable legislation, regulation, by-law or other law, environmental compliance, merchantability, condition, quantity or quality, or in respect of any other matter or thing whatsoever concerning the Properties.

3.5	Armstrong Lease and Todd Lease Termination
Upon Closing, each of the Armstrong Lease and Todd Lease shall terminate pursuant to the Armstrong Lease Termination Agreement and the Todd Lease Termination Agreement respectively, save and except for any and all releases, waivers and indemnities from the Purchaser as tenant thereunder in favor of the Vendor as landlord thereunder, and which releases, waivers and indemnities and the terms thereof shall survive such termination and continue in full force and effect.

ARTICLE 4.

CLOSING

4.1	Location and Time of the Closing

The Closing will take place at the Time of Closing at the offices of the Vendor's Counsel.

4.2	Delivery by Vendor

On or prior to Closing, the Vendor will deliver to the Purchaser on payment of the Purchase Price the following on the Vendor's form:

(a)	an executed transfer/deed in respect of the Armstrong Property in duplicate and in registerable form;

(b)	an executed transfer/deed in respect of the Todd Property in duplicate and in registerable form;

(c)	assignments of all warranties and guarantees from third parties, if any, with respect to the Properties;

(d)	a Certificate of the Vendor confirming that it is not a "non-resident" of Canada within the meaning and purpose of Section 116 of the Income Tax Act (Canada);

(e)	the Statement of Adjustments with regard to the Properties to be prepared by the Vendor;

(f)	the Armstrong Bill of Sale and the Todd Bill of Sale, in each case if applicable;

(g)	a Certificate of the Vendor confirming the representations and warranties set forth in Section 3.1 as at the Time of Closing and the survival thereof to the extent provided in Section 3.3 hereof;

(h)	the Armstrong Lease Termination Agreement and the Todd Lease Termination Agreement, duly executed by the Vendor and in the Vendor's form;

(i)	the undertaking to re-adjust by the Vendor referred to in Section 4.4; and

(j)	the Baden Lease Extension Agreement.

4.3	Delivery of Documents by Purchaser
On or prior to Closing, the Purchaser will deliver to the Vendor the following, in the Vendor's form:

(a)	the Armstrong Lease Termination Agreement and the Todd Lease Termination Agreement, duly executed by the Purchaser;

(b)
a Certificate of the Purchaser confirming the representations and warranties of the Purchaser set forth in Section 3.2 as at the Time of Closing and the survival thereof to the extent provided in section 3.3 hereof;

(c)	a certificate and indemnity contemplated by Section 6.4;

(d)
all assumption and/or acknowledgment agreements that, pursuant to any Permitted Encumbrance, are required to be entered into by a purchaser or transferee of the Properties or any part thereof or any right therein;

(e)	HST Declaration and Indemnity;

(f)	such other instruments and documents as the Vendor or Vendor's Counsel may reasonably require to give effect to the intent of this Agreement;

(g)	the balance of the Purchase Price in accordance with Section 1.2(b);

(h)	the undertaking to re-adjust by the Purchaser referred to in Section 4.4; and

(i)	the Baden Lease Extension Agreement.

4.4	Adjustments
The Purchase Price will be adjusted by apportioning as between the Purchaser and the Vendor as of the Closing Date all adjustments which are customarily made in transactions wherein the Purchaser, as tenant, has entered into a net-net-net lease with the Vendor, as landlord. The Armstrong Purchase Price shall be adjusted by crediting the Purchaser with the amount of the Armstrong Security Deposit and the Todd Purchase Price shall be adjusted by crediting the Purchaser with the amount of the Todd Security Deposit. The Vendor will prepare a draft statement of adjustments and submit it to the Purchaser at least five (5) Business Days before the Closing Date. The Vendor and Purchaser agree to readjust the adjustments made on Closing, if necessary, as soon as reasonably convenient, but no later than six (6) months after Closing.
ARTICLE 5.
ADDITIONAL AGREEMENTS OF THE PARTIES

5.1	Damage or Loss to Properties
In no circumstance shall any loss or damage to the Properties affect the Closing and the Purchaser and Vendor shall complete the purchase and sale of the Properties in accordance with this Agreement, and the Vendor shall release its interest in any proceeds of insurance payable as a result of such loss or damage.

5.2	New Leases
The Vendor covenants from the date hereof until the Closing Date not to enter in to any new leases with respect to the Properties.

5.3	Insurance
Until the Time of Closing, the Vendor and Purchaser will maintain in full force all policies and contracts of insurance which are now in effect (or renewals thereof) and under which it or any of the Properties are insured pursuant to the Armstrong Lease and the Todd Lease.

5.4	Bulk Sales Waiver
The Purchaser hereby waives compliance by the Vendor with any applicable bulk sales legislation. The Vendor hereby agrees to indemnify and save the Purchaser harmless from all claims, suits, causes of action which any creditor may institute with respect to the Properties pursuant to or arising out of non-compliance with such legislation.

5.5	Planning Act
This Agreement will be effective to create an interest in the Properties only if the subdivision control provisions of the Planning Act (Ontario) are complied with by the Vendor on or before Closing and the Vendor hereby covenants to proceed diligently at its expense to obtain any necessary consent on or before Closing.

5.6	Commissions
The Vendor represents and warrants to the Purchaser that it has not retained any broker or agent with respect to the sale of the Properties, or to the extent that it has, the Vendor shall be solely liable to pay to such broker or agent all commissions or other costs that may be payable and will indemnify and save harmless the Purchaser from any such commissions or costs. The Purchaser represents and warrants to the Vendor that it has not retained any broker or agent with respect to the purchase of the Properties, or to the extent that it has, the Purchaser shall be solely liable to pay to such broker or agent all commissions or other costs that may be payable and will indemnify and save harmless the Vendor from any such commissions or costs.
ARTICLE 6.
GENERAL MATTERS

6.1	Confidentiality
Until the Closing Date (and at any time after termination of this Agreement) the Purchaser shall keep all information, financial or otherwise, received from the Vendor or its representatives strictly confidential and shall use such information solely for the purposes contemplated by this Agreement. If the transaction contemplated by this Agreement is not completed, the Purchaser will not, except as contemplated below, directly or indirectly, use for its own purposes or communicate to any other Person any such information or data relating to the Vendor or to the Properties which become known to the Purchaser, its accountants, legal advisers or representatives as a result of the Vendor making the same available in connection with the transaction contemplated hereby. The foregoing will not prevent the Purchaser from disclosing or making available to its accountants, professional advisers and bankers and other lenders, whether current or prospective, any such information or data provided that the Purchaser shall require that such parties maintain the information confidential.

6.2	Public Notices
No press release or other announcement concerning the transaction contemplated by this Agreement will be made by the Vendor or by the Purchaser without the prior written consent of the other.

6.3	Expenses
Each party will be responsible for its own legal fees and other charges incurred in connection with the purchase and sale of the Properties, all negotiations between the parties and the consummation of the transactions contemplated hereby.

6.4	Payment of Transfer Taxes and HST

(a)
The Purchaser will be liable for and will pay all land transfer taxes and federal and provincial sales or other taxes payable upon or in connection with the conveyance or transfer of the Property by the Vendor to the Purchaser.

(b)	The Purchaser covenants and agrees that on Closing it shall either:

(i)	Provide to the Vendor the HST Declaration and Indemnity executed by the Purchaser; or

(ii)
pay, in addition to the Purchase Price and concurrently with the Purchase Price, by certified cheque to the Vendor or as otherwise directed by the Vendor, all HST exigible as a result of the transaction contemplated by this Agreement in accordance with the HST Legislation, and the Vendor will remit HST when and to the extent required by the HST Legislation.

(iii)	the Vendor's and Purchaser's obligations under this section shall survive Closing of the transaction provided for herein.

6.5	Escrow Closing and Registration
The Vendor and the Purchaser covenant and agree to cause their respective solicitors to enter into a document registration agreement (the “DRA”) to govern the electronic submission of the transfer/deed for the Property to the applicable Land Registry Office. The DRA shall outline or establish the procedures and timing for completing all registrations electronically and provide for all closing documents and closing funds to be held in escrow pending the submission of the transfer/deed to the Land Registry Office and their acceptance by virtue of each registration document being assigned a registration number. The DRA shall also provide that if there is a problem with the TER System which does not allow the parties to electronically register all registration documents on Closing, the Closing Date shall be deemed to be extended until the next day when the said system is accessible and operating for the applicable Land Registry Office applicable to the Property.

6.6	Assignment
Except as provided in this section, no party may assign its rights or benefits under this Agreement. The Purchaser may, at any time prior to the Time of Closing assign all (but not less than all) of its rights and benefits under this Agreement to any Person to one or more Affiliate(s) of the Purchaser who delivers an instrument in writing to the Vendor, on the Vendor's form, confirming that the assignee shall be bound by and will perform all obligations of the Purchaser under this Agreement as if it were an original signatory, notwithstanding that such assignment shall not relieve the Purchaser of its obligations under this Agreement. In the event of an assignment contemplated herein, any reference in this Agreement to "Purchaser" will be deemed to include the assignee.

6.7	Notices
Any notice or other communication required or permitted to be given hereunder will be in writing and will be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, will be deemed to have been received on the Business Day following the sending, or if delivered by hand will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications will be delivered by hand or sent by facsimile or other means of electronic communication and will be deemed to have been received in accordance with this section. Notices and other communications will be addressed as follows:

(a)	if to the Vendor:
662073 Ontario Limited
125 Gloucester Avenue
Oakville, ON L6J 3W3

Attention:

with a copy to the Vendor’s Counsel:

Robins Appleby & Taub LLP
2600 – 120 Adelaide Street West
Toronto ON M5H 1T1

Attention:         Mr. Michael Gasch

(b)	if to the Purchaser:
Mold-Masters (2007) Limited
233 Armstrong Avenue
Halton Hills, ON L7G 4X5

Attention:    Mr. Michael Jones

with a copy to the Purchaser's Counsel:
Baker & McKenzie LLP
Brookfield Place
Bay/Wellington Tower
181 Bay Street, Suite 2100

Toronto, Ontario M5J 2T3

Attention:    Mr. Kent Beattie

or to such other address of a party as it will specify to the other parties by written notice given in the manner aforesaid. Any such notice mailed as aforesaid will be deemed to have been given and received on the date of actual delivery to the addressee.

6.8	Time of Essence
Time is of the essence of this Agreement.

6.9	Tender
Any tender of closing documents and the balance of the Purchase Price may be made upon the Vendor's Solicitors or the Purchaser's Solicitors, as applicable. All money to be tendered shall be tendered by wire transfer from a Schedule I Canadian chartered bank to an account in Canada designated by the Vendor or the Purchaser, as applicable, pursuant to the Large Value Transfer System as administered by the Canadian Payments Association.

6.10	Further Assurances
Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time, at the expense of the party so requiring for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

6.11	Counterparts
This Agreement may be executed in several counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument. This Agreement and its counterparts may be executed either in original, faxed or e-mailed form and the parties adopt any signatures received by a receiving fax machine or e-mail as original signatures of the parties.

ARTICLE 7.
INTERPRETATION

7.1	Definitions
Capitalized terms used in this Agreement and not otherwise defined have the meaning attributed to those terms in Schedule "A".

7.2	Schedules

The following are the schedules attached to this Agreement:
Schedule "A"    -        Defined Terms
Schedule "B-1"    -    Legal Description of the Armstrong Lands
Schedule "B-2"    -    Legal Description of the Todd Lands
Schedule "C"             Permitted Encumbrances
Schedule "D"            HST Declaration and Indemnity

7.3	Headings and Table of Contents
The inclusion of headings and a table of contents in this Agreement is for convenience of reference only and does not affect the construction or interpretation hereof.

7.4	Gender and Number
In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

7.5	Currency
Except where otherwise expressly provided, all amounts in this Agreement are stated and will be paid in Canadian currency.

7.6	Invalidity of Provisions
Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof.

7.7	Entire Agreement, Waiver
This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, representations or agreements between the parties in connection with such subject matter except as specifically set forth or referred to in this Agreement. Except as expressly provided in this Agreement, no amendment, waiver or termination of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

7.8	Governing Law
This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

{Remainder of page left intentionally blank, signature page to follow}

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

662073 ONTARIO LIMITED		MOLD-MASTERS (2007) LIMITED
Per:	/s/ Petra Fischer	Per:	/s/ Bruce A. Chalmers
	Name: Petra Fischer Title: President		Name: Bruce A. Chalmers Title: Vice President and Treasurer
I have the authority to bind the Corporation		I have the authority to bind the Corporation

SCHEDULE "A"
DEFINED TERMS
In this Agreement:
"Acceptance Date" means the date by which both parties have executed this Agreement.
"Agreement" means this agreement and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this agreement and unless otherwise indicated, references to Articles and Sections are to Articles and Sections in this agreement.
"Armstrong Bill of Sale" means a bill of sale for the Vendor's interest in the Armstrong Equipment, if any.
"Armstrong Building" means the building and all improvements currently erected and/or erected as of the Closing Date, on the Armstrong Lands.
"Armstrong Equipment" means all equipment, attachments, appliances, chattels and tangible personal property owned by the Vendor necessary for or used in connection with the operation or maintenance of the Armstrong Property, including all electric light fixtures and fittings, floor coverings, plumbing, heating, air-conditioning, fire prevention and alarm, drainage and ventilation and other mechanical and electrical systems installed therein.
"Armstrong Lands" means the lands and premises more particularly described in Schedule "B-1".
"Armstrong Lease" means the lease dated January 31, 2013 in respect of the Armstrong Property, between the Vendor, as landlord, and the Purchaser, as tenant.
"Armstrong Lease Termination Agreement" means an agreement, in the Vendors form between the Vendor and the Purchaser terminating the Armstrong Lease effective as of the Closing Date, at no cost to the Vendor or the Purchaser, and releasing the Vendor and the Purchaser from their respective covenants under the Armstrong Lease save and except as provided for in Section 3.5 herein.
"Armstrong Property" means the Armstrong Lands, the Armstrong Building, the Armstrong Equipment, and the Vendor's interest in all other assets owned by the Vendor on the Armstrong Property which are related to the operation and maintenance thereof.
"Armstrong Purchase Price" has the meaning attributed to that term in Section 1.1.
"Armstrong Security Deposit" means the sum of $350,000 held by the Vendor as a security deposit under the Armstrong Lease.

"Baden Lease" means the lease agreement as between the Vendor, as landlord, and the Purchaser, as tenant, dated January 31st, 2014 for the property municipally known as Neumattring 1, 76532, in the Town of Baden-Baden, Germany
"Baden Lease Extension Agreement" means the agreement as between the Vendor, as landlord, and the Purchaser, as tenant, to be executed and delivered by the Vendor and Purchaser contemporaneously with the Closing as a delivery under Sections 4.2 and 4.3, extending the Baden Lease for a term of one year and amending the Baden Lease as provided for therein;
"Buildings" means, collectively, the Armstrong Building and the Todd Building.
"Business Day" means any day except Saturday, Sunday or any statutory holiday in the Province of Ontario.
"Certificate of the Purchaser" means a certificate executed by an officer of the Purchaser.
"Certificate of the Vendor" means a certificate executed by an officer of the Vendor.
"Closing" means the completion of the sale and purchase of the Properties pursuant to this Agreement by the transfer, delivery and registration of documents of title thereto and the payment of the Purchase Price at the Time of Closing.
"Closing Date" means October 6, 2016, or such other date as the Purchaser and the Vendor may agree on in writing;
"Continuing Obligations" means the obligations of the Purchaser set out in Sections, 5.6, 6.1 and 6.2, in addition to any obligations, including any releases and indemnities, under the Armstrong Lease and the Todd Lease, which expressly therein survives termination thereof;
"Deposit" has the meaning attributed to that term in Section 1.2(a).
"HST" means the goods and services tax exigible with respect to the sale of the Properties pursuant to the HST Legislation;
"HST Declaration and Indemnity" – means the form attached hereto as Schedule "D";
"HST Legislation" means Part IX of the Excise Tax Act (Canada).
"Lands" means, collectively, the Armstrong Lands and the Todd Lands.
"Permitted Encumbrance(s)" means those encumbrances described in Schedule "C" and any additional encumbrances arising from the act or omission of the Purchaser, as tenant at the Properties;
"Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

"Prime Rate" means the rate of interest per annum established and reported by The Toronto-Dominion Bank from time to time as the reference rate of interest for the determination of interest rates that The Toronto-Dominion Bank charges to customers of varying degrees of creditworthiness for Canadian dollar loans made by it in Canada.
"Properties" means, collectively, the Armstrong Property and the Todd Property.
"Purchase Price" has the meaning attributed to that term in Section 1.1.
"Purchaser's Counsel" means the firm of Baker McKenzie LLP, or such counsel as the Purchaser may appoint with respect to this Agreement or the matters contemplated hereby.
"Service Contracts" has the meaning attributed to that term in Section 2.1(a)(ii);
“Substantial Damage” has the meaning ascribed at Section 5.1;
"Todd Bill of Sale" means a bill of sale for the Vendor's interest in the Todd Equipment, if any.
"Todd Building" means the building and all improvements currently erected and/or erected as of the Closing Date, on the Todd Lands.
"Todd Equipment" means all equipment, attachments, appliances, chattels and tangible personal property owned by the Vendor necessary for or used in connection with the operation or maintenance of the Todd Property, including all electric light fixtures and fittings, floor coverings, plumbing, heating, air-conditioning, fire prevention and alarm, drainage and ventilation and other mechanical and electrical systems installed therein.
"Todd Lands" means the lands and premises more particularly described in Schedule "B-2".
"Todd Lease" means the lease dated January 31, 2014 in respect of the Todd Property, between the Vendor, as landlord, and the Purchaser, as tenant.
"Todd Lease Termination Agreement" means an agreement, in the Vendors form between the Vendor and the Purchaser terminating the Todd Lease effective as of the Closing Date, at no cost to the Vendor or the Purchaser, and releasing the Vendor and the Purchaser from their respective covenants under the Todd Lease save and except as provided for in Section 3.5 herein.
"Todd Property" means the Todd Lands, the Todd Building, the Todd Equipment, and the Vendor's interest in all other assets owned by the Vendor on the Todd Property which are related to the operation and maintenance thereof.
"Todd Purchase Price" has the meaning attributed to that term in Section 1.1.
"Todd Security Deposit" means the sum of $150,000 held by the Vendor as a security deposit under the Todd Lease.

"Time of Closing" means 3:00 p.m., Toronto time, on the Closing Date or such other time on the Closing Date as may be agreed upon in writing by the parties.
"Vendor's Counsel" means the firm of Robins Appleby LLP or such other counsel as the Vendor may appoint with respect to this Agreement and the matters contemplated hereby.

SCHEDULE "B-1"
LEGAL DESCRIPTION OF THE ARMSTRONG LANDS
233 Armstrong Avenue, Halton Hills, Ontario
Part of Lot 8, Plan 617 designated as Part 1 on Reference Plan 20R-3242 and part of Lots 8 and 9, Plan 617 designated as Part 2 on Reference Plan 20R-3242, Town of Halton Hills in the Regional Municipality of Halton and comprising the whole of PIN 25059-0032 (LT).

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SCHEDULE "B-2"
LEGAL DESCRIPTION OF THE TODD LANDS
41 Todd Road, Halton Hills, Ontario
Lot 66, Plan 617, Town of Halton Hills in the Regional Municipality of Halton and comprising the whole of PIN 25056-0109 (LT)
PIN 25056-0103
Consolidation of various properties: Part of Lots 71, 72 and Block C, Plan 617, Parts 1 to 3 on Reference Plan 20R-13209 and Part 11 on Reference Plan 20R-13184; Halton Hills. Subject to interest, if any, in Instrument No. 656184 (as to Block C).

SCHEDULE "C"
PERMITTED ENCUMBRANCES

1.
All instruments identified on parcel registers for each of the Properties as of September 6, 2016 and any registered or unregistered interests or claims in the Properties created by the Purchaser, as Tenant;

2.	Any subsisting reservations, limitations, provisions and conditions contained in any original grants from the Crown of any land or interest therein.

3.
Title defects or irregularities which are of a minor nature and either individually or in the aggregate do not and will not impair the value, use or marketability of the Properties, including all encroachments or encumbrances that would be shown on an up-to-date survey of the Property or property identification page for the Properties;

4.
All applicable laws, including municipal, provincial or federal statutes, by-laws, regulations or ordinances, including any charge, trust, priority or preference given to or in favour of the Crown, Crown agents or municipalities pursuant thereto;

5.	Any liens for taxes not yet due and payable.

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Schedule D

HST DECLARATION AND INDEMNITY

TO:         662073 ONTARIO LIMITED (the "Vendor")

AND TO:	Robins Appleby LLP, its solicitors herein

RE:
Mold-Masters (2007) Limited (the "Purchaser") purchase from of the property municipally known 233 Armstrong Avenue and 41 Todd Road, Halton Hills, Ontario (collectively, the "Property"), pursuant to an Agreement of Purchase and Sale, dated October 6, 2016, and amendments related thereto (the "Purchase Agreement")

The undersigned hereby declares, certifies, and agrees as follows:

a.
the Purchaser, the recipient (as defined in the Excise Tax Act (the “ETA”) (the "Recipient") of the supply in the above-noted transaction is registered under Part IX, Division V, Subdivision d, of the ETA for the collection and remittance of the goods and services tax (the “HST”) and its registration number is 853976819RT0001 and such registration is in good standing and has not been revoked;

b.	the Property is being purchased by the Purchaser for its own account and not as agent, trustee or otherwise on behalf of or for another person.

1.	HST is payable in respect of this transaction in accordance with the ETA, the undersigned, having paid or agreed to pay the consideration for the sale, is liable for the payment of HST therein;

2.
the Purchaser shall be liable for and shall self-assess and remit to the appropriate governmental authority all HST which is payable under the Act in connection with the transfer to it of its interest in the Property all in accordance with the ETA; and

3.
the undersigned shall indemnify and hold the Vendor, harmless from any liability under the Act arising because of any incorrect statement or breach of the obligations of the undersigned set out in this undertaking or the Agreement of Purchase and Sale or arising under the Act, as amended, together with all loss, costs and expenses relating from such breach.

DATED as of the 6th day of October, 2016

MOLD-MASTERS (2007) LIMITED
Per:	/s/ Bruce A. Chalmers
Name: Bruce A. Chalmers
Title: Vice President and Treasurer
I/We have the authority to bind the Corporation

robapp\3595133.1

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